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                                                                EXHIBIT 99.1



                              EXHIBIT A TO SCHEDULE 13G

                      ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES


    The person filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), is a parent holding company pursuant to Section 240. 13d-1(b)(1)(ii)(G). The relevant subsidiaries of ML&Co. are Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Merrill Lynch Group, Inc. ("ML Group"), Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management L.P. (d/b/a) Merrill Lynch Asset Management ("MLAM"). No single subsidiary's interest relates to more than 5% of the class of securities reported herein.

    MLPF&S, a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York, is a wholly-owned direct subsidiary of ML&Co. and a broker-dealer registered pursuant to the Securities Exchange Act of 1934. MLPF&S is the beneficial owner of 2.95% of the common stock of Alaska Air Group Inc.

    ML Group, a Delaware coporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York, is a wholly-owned direct subsidiary of ML&Co. and a parent holding company pursuant to Section 240.13d-1(b)(1)(ii)(G). ML Group may be deemed to be the beneficial owner of 0.38% of the common stock of Alaska Air Group Inc. by virtue of its control of its wholly-owned subsidiaries PSI.

    PSI, a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, and a wholly-owned subsidiary of ML Group, may be deemed to be the beneficial owner of 0.38% of the common stock of Alaska Air Group Inc. by virtue of its being the general partner of MLAM.

    MLAM, is a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey and is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. MLAM may be deemed to be the beneficial owner of 0.38% of the common stock of Alaska Air Group Inc. by virtue of its acting as investment advisor to private accounts and investment companies registered under section 8 of the Investment Company Act of 1940.

Pursuant to Section 240.13d-4, ML&Co., MLPF&S, ML Group, PSI, MLAM, disclaim beneficial ownership of the securities of Alaska Air Group Inc. referred to herein and the filing of this Schedule 13G shall not be construed as an admission that any such entity is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any of the securities of Alaska Air Group Inc. other than in the case of ML&Co. and MLPF&S, securities of Alaska Air Group Inc. held by MLPF&S in proprietary accounts.